August 31, 2026

Mr. R. Brandon Asbill
c/o Bandwidth Inc.

Dear Brandon,

On behalf of the Board of Directors and the leadership team at Bandwidth Inc., in connection with your retirement I want to express my gratitude for your contributions as our General Counsel. Your tenure has been marked by exceptional judgment, unwavering integrity, and a commitment to this company that has made a lasting difference.

This letter confirms the terms we have discussed regarding your transition. Effective September 1, 2026 and continuing through December 31, 2026 (the “Termination Date”), you will assume the role of General Counsel Emeritus and Assistant Secretary, reporting to the incoming General Counsel Emily Harlan in that capacity.  In exchange for your service as General Counsel Emeritus and Secretary, you will continue to receive base salary at your current rate through the Termination Date.  We are grateful that you have agreed to remain available to the company in this advisory role, and we look forward to continuing to benefit from your counsel.

In addition, subject to the approval of the Compensation Committee of the Board of Directors, you will be eligible for the acceleration, to the Termination Date, of that number of your unvested restricted stock units which, in the aggregate, have a value equal to your target bonus for 2026 under our MBO Plan.

This letter also confirms your waiver of any claim of “Good Reason” under your existing Employment Agreement in connection with this transition.

Brandon, it has been a privilege to work alongside you.  We wish you every success and happiness in your retirement.

Sincerely,
David

/s/ David A. Morken
David A. Morken

Acknowledged and accepted this 31st day of
August, 2026

/s/ R. Brandon Asbill
R. Brandon Asbill

Bandwidth +1 800-808-5150 support@bandwidth.com	www.bandwidth.com	2230 Bandmate Way Raleigh, NC 27607 United States